     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 1999

                                            REGISTRATION STATEMENT NO. 333-77925
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             AVANIR PHARMACEUTICALS
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                   CALIFORNIA
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                   33-0314804
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                       9393 TOWNE CENTRE DRIVE, SUITE 200
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 558-0364
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            GERALD J. YAKATAN, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             AVANIR PHARMACEUTICALS
                       9393 TOWNE CENTRE DRIVE, SUITE 200
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 558-0364
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                   COPIES TO:
                             JOHN J. HENTRICH, ESQ.
                                BAKER & MCKENZIE
                         101 WEST BROADWAY, SUITE 1200
                              SAN DIEGO, CA 92101

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM         PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF           AMOUNT TO BE       OFFERING PRICE PER       AGGREGATE OFFERING       AMOUNT OF
    SECURITIES TO BE REGISTERED         REGISTERED(1)           SHARE(2)                  PRICE           REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, no par value
  per share.........................       55,000               $0.82813                 $45,547               $12.66
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Represents 55,000 shares of Class A Common Stock issuable upon exercise of the Class L Stock Purchase Warrant, in addition to the 875,000 shares of Class A Common Stock issuable upon the exercise of the Class I and Class K Stock Purchase Warrants that were included in the initial filing of this registration statement.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. Pursuant to Rule 457(c), the maximum offering price per share is $0.82813, the average of the bid and asked prices of a share of the Registrant's Class A Common Stock as reported on the Nasdaq National Market System on July 14, 1999, and the maximum aggregate offering price of $45,547 is the product of $0.82813 and the number of shares of the Registrant's Class A Common Stock being registered hereby.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   Subject to Completion, dated July 14, 1999

                                   PROSPECTUS

                                 930,000 SHARES
                             AVANIR PHARMACEUTICALS
                       CLASS A COMMON STOCK, NO PAR VALUE

                           -------------------------

We are registering for resale 930,000 shares of our Class A Common Stock, no par value, on behalf of the following selling shareholders: JMBL LLC, a Delaware limited liability company, Redington, Inc., a Connecticut corporation, and Cline, Davis & Mann, Inc., a New York corporation.

We will not receive any proceeds from the selling shareholders' sale of their shares of Class A Common Stock.

Our Class A Common Stock trades on the Nasdaq National Market under the symbol "AVNR." On July 14, 1999, the closing sale price of our Class A Common Stock as quoted on the Nasdaq National Market was $0.844 per share.

INVESTING IN OUR CLASS A COMMON STOCK INVOLVES SEVERAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                                 July   , 1999

                             AVANIR PHARMACEUTICALS

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    3
The Company.................................................    3
Risk Factors................................................    5
Forward Looking Statements..................................   12
Description of Securities...................................   12
Use of Proceeds.............................................   13
Selling Shareholders........................................   13
Plan of Distribution........................................   14
Legal Matters...............................................   16
Experts.....................................................   16
Available Information.......................................   16
Incorporation of Certain Information by Reference...........   17

     You should rely only on the information contained or incorporated by reference in the prospectus and in any prospectus supplement. No one has been authorized to provide you with different information.

     The shares of our Class A Common Stock are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date provided on the front page of the documents.

                                    SUMMARY

     On behalf of our selling shareholders we are registering for resale 930,000 shares of our Class A Common Stock, which consists of:

     - 500,000 shares of Class A Common Stock that are issuable upon the exercise of the Class I Stock Purchase Warrant that we issued to JMBL LLC;

     - 375,000 shares of Class A Common Stock that are issuable upon the exercise of the Class K Stock Purchase Warrant that we issued to Redington, Inc.; and

     - 55,000 shares of Class A Common Stock that are issuable upon the exercise of the Class L Stock Purchase Warrant that we issued to Cline Davis & Mann, Inc.

     You should read the following information about our company, together with the more detailed information about the securities underlying this offering, contained elsewhere in this prospectus. In particular, you should read the section entitled "Risk Factors," which explains that your investment in shares of our Class A Common Stock involves a high degree of risk. Our financial statements and related notes are not included in this prospectus, but are incorporated by reference in the exhibits located at the end of this prospectus.

                                  THE COMPANY

     We are a development stage company organized to discover, develop and market novel therapeutic products to treat human diseases. Since our inception in 1988, we have operated in one business segment -- pharmaceutical product development.

     Docosanol Cream: Our primary product under development is docosanol cream, a topical treatment for oral-facial herpes, more commonly known as cold sores and fever blisters. In December 1998, we delayed product launch plans for docosanol cream when we received a "not approvable" letter from the U.S. Food and Drug Administration following its review of the initial information that we submitted with our new drug application for docosanol cream. The FDA's letter stated that it required additional evidence to substantiate the efficacy findings of studies that we submitted with the new drug application. In March 1999, we amended our new drug application by providing additional evidence of the effectiveness of docosanol cream and met with the FDA to discuss the additional evidence and other issues. Since that time, we have been in ongoing communications with the FDA, including our most recent meeting in early June to discuss the additional statistical and scientific data provided in our amended new drug application. We expect the FDA will make a decision on additional evidence in the very near future.

     If we do not receive FDA approval to distribute docosanol cream as a prescription product or if we determine that the time and cost to obtain approval is excessive, then we intend to develop and market a modified formulation of our product to meet the FDA's guidelines for an over-the-counter product for cold sores.

     If we commercialize docosanol cream either as a prescription product or with a modified formulation as an over-the-counter product, then our company will need to, among other things, build a marketing and sales infrastructure that includes marketing staff, market research capacity, a sales force, sales management structure and internal sales support. Although our sales and marketing plans for docosanol cream have been on hold since late December 1998, we intend to remain prepared to produce advertising and promotional materials in the event of a possible future product launch. However, the timing of these potential marketing efforts currently is uncertain in light of the uncertain timing of a decision by the FDA.

     Other Proposed Products: We also are engaged in much earlier stages of research and/or development of several other potential therapeutic products, including potential new drugs for treatment of allergies, asthma and inflammatory diseases. We have signed a letter of intent with a third party for the rights to develop and market a treatment for symptoms associated with Amyotrophic Lateral Sclerosis (ALS, or Lou Gehrig's disease). These additional products will not be available for sale to the market for several years, if at all.

     Our address is 9393 Towne Centre Drive, Suite 200, San Diego, California 92121. Our telephone number is (619) 558-0364; our e-mail address is gyakatan@avanir.com; and our home page address is http://www.avanir.com.

                                  RISK FACTORS

WE ARE A DEVELOPMENT STAGE COMPANY WITH A HISTORY OF CONTINUING LOSSES AND A SMALL AMOUNT OF CAPITAL RESERVES, WHICH CREATES "GOING CONCERN"
UNCERTAINTIES.

     In the Independent Auditors' Report on our financial statements for the fiscal year ended September 30, 1998, they indicated that we will need to raise additional outside capital to continue as a going concern. From our inception through March 31, 1999, we have generated only limited revenues and have incurred net losses totaling approximately $57.9 million. Further, we expect to continue to incur operating losses related to research and development and marketing activities, until such time that we can generate significant revenues from our proposed products. These proposed products are not fully developed and still require regulatory approvals we can offer them for sale in the marketplace. With only $3.1 million in working capital at March 31, 1999, we will need to successfully complete current financing arrangements as well as seek additional financing for future operations. Even if we implement successfully our marketing strategy or achieve significant revenues or profitable operations, we cannot assure you that we will be able to continue as a going concern.

IF WE DO NOT COMPLY WITH THE LISTING AND MAINTENANCE REQUIREMENTS OF THE NASDAQ NATIONAL MARKET SYSTEM OUR CLASS A COMMON STOCK COULD BE DELISTED.

     Our Class A Common Stock trades on the Nasdaq National Market System. To comply with the listing and maintenance requirements of the Nasdaq National Market System, one of the Nasdaq rules provides that the minimum bid price of our Class A Common Stock must trade at or above $1.00 per share. If the minimum bid price falls below $1.00 for thirty (30) consecutive business days, then Nasdaq will notify us that we have ninety (90) calendar days from the date of notification to comply with the applicable continued inclusion standard. Nasdaq's minimum compliance standard requires us to achieve a minimum bid price at or above $1.00 for a minimum of ten (10) consecutive business days during the ninety-day compliance period.

     On February 8, 1999, we received notice from Nasdaq that the minimum bid price of our Class A Common Stock had failed to maintain a closing bid price of greater than or equal to $1.00 during the previous thirty (30) consecutive business days. The letter indicated that the 90-day period to regain compliance had begun. Our Class A Common Stock traded at or above $1.00 for thirteen (13) consecutive trading days ended April 5, 1999 and for fourteen (14) additional consecutive days ending June 11, 1999. However, as of July 14, 1999 the closing sales price of our Class A Common Stock was $0.84 per share. Although our stock price has achieved a closing bid price at or above $1.00 on several occasions since February 8, 1999, Nasdaq still considers the bid price of our common stock to be deficient and has never formally deemed us to be back in compliance.

     Additionally, the bid price of our Class A Common Stock could fall below $1.00 due to the resale of shares of Class A Common Stock underlying our other outstanding securities, warrants and stock options. Specifically, the resale of the shares underlying our Series D Convertible Preferred Stock and the resale of shares to potentially be issued under our equity line arrangement could cause downward pressure on the bid price of our Class A Common Stock. See the risk factor entitled: "If the Series D Convertible Preferred Stock is converted or we issue additional shares of equity securities, then the value of existing shares of Class A Common Stock currently outstanding may be diluted." See also the risk factor entitled "There will be a dilutive effect on the shares of our Class A Common Stock from the conversion or exercise of certain other outstanding securities."

     In particular, our Series D Convertible Preferred Stock is a "future-priced security," given that its conversion price is linked to the future market price of our Class A Common Stock at the time of conversion. Our Series D Convertible Preferred Stock will convert into more shares of Class A Common Stock if the market price of our Class A Common Stock is lower at the time of conversion. The conversion of the Series D Convertible Preferred Stock could dilute the ownership of holders of our Class A Common Stock, causing downward pressure on the market price of our Class A Common Stock. In turn, this lower market price would allow for still greater conversion of the Series D Convertible Preferred Stock and cause additional downward pressure on the market price. If the bid price of our Class A Common Stock is reduced to less than $1.00 per share, then Nasdaq could delist our Class A Common Stock.

     Nasdaq also requires that we maintain net tangible assets of at least $4 million. At March 31, 1999, our net tangible assets were $4.1 million. If we do not complete all of the terms and conditions necessary to obtain up to $18 million in financing previously arranged with our investors to support operations, we likely will not sustain Nasdaq's minimum listing requirement for net tangible assets, which would cause the delisting of our Class A Common Stock.

     We attended an oral hearing with Nasdaq on July 1, 1999 and discussed our financing plans and other plans for improving the trading price of our Class A Common Stock to acceptable levels. As of July 14, 1999, we had not received a report from the panel as to the outcome of the meeting. If Nasdaq delists our Class A Common Stock, then we may face significant difficulties in raising additional capital on favorable terms, if at all. Delisting also will negatively affect shareholder liquidity.

OUR AMENDED NEW DRUG APPLICATION FOR DOCOSANOL CREAM MAY NOT RECEIVE FDA
APPROVAL.

     On December 22, 1998, we received a letter from the FDA stating that the new drug application for docosanol cream was "not-approvable." The letter indicated that additional evidence was necessary to substantiate the drug's effectiveness. In March 1999, we amended our new drug application to provide additional evidence of the efficacy of docosanol cream and since then we have been in ongoing communication with the FDA. The FDA indicated that it will continue to evaluate the additional effectiveness data submitted and will respond to us with its findings. We can give no assurance as to the possible outcome of our future discussions with the FDA. Failure to receive FDA approval or a substantial delay in receiving FDA approval for docosanol cream would affect materially and adversely our current business plan for docosanol cream as a prescription product. The short-term effect likely would be a drop in the market price of our Class A Common Stock, which would severely hinder our ability to raise additional capital, if at all, to support continuing operations, and would jeopardize our listing on the Nasdaq National Market System. It also would cause us to delay other product development programs.

IF WE DO NOT RECEIVE FDA APPROVAL AS A PRESCRIPTION PRODUCT, WE WILL FACE SEVERAL RISKS TO LAUNCH DOCOSANOL CREAM AS AN OVER-THE-COUNTER PRODUCT.

     We have determined that, with a few minor changes made to the existing formulation of docosanol cream, we could meet the FDA's regulations for marketing an over-the-counter ("OTC") fever blister/cold sore product. We will pursue this strategy only if we determine that the cost and timing of obtaining FDA marketing approval of a prescription product are too onerous. If we pursue commercialization of an OTC product for cold sores/fever blisters, then we will face the following risks:

     - identification of suitable ingredients to be used in the reformulation;

     - long term stability of the revised formulation;

     - timely compliance with FDA regulations for marketing an OTC product;

     - timely execution of a professional marketing and sales communications program for docosanol cream as an OTC product;

     - the difficulty in building product awareness of a new OTC product among customers or retail store decision makers;

     - reduction in ability to price the product at a significant premium to competing products in the market;

     - that consumers may not perceive docosanol cream as superior to the existing and proposed OTC products for oral herpes; and

     - that docosanol cream will gain widespread acceptance in the OTC consumer market.

THE MARKET ACCEPTANCE OF DOCOSANOL CREAM IS UNCERTAIN BECAUSE OF THE NEWNESS OF THE PRODUCT AND CHALLENGES OF BUILDING A NEW MARKETING AND SALES STAFF.

     If we continue to develop and eventually launch docosanol cream, then we will rely substantially on our own marketing and sales organization. We have not yet hired a marketing and sales force and we expect to face difficulties in hiring and training marketing and sales staff in a timely fashion, because of intense competition for competent personnel. Our failure to implement an effective marketing and sales organization in a timely manner would affect materially and adversely our business and financial condition. Additionally, many people do not seek medical treatment for oral herpes, cold sores or fever blisters. Although we have engaged an advertising agency for advertising and promotional materials to prepare for a possible product launch of docosanol cream, we might not develop effective advertising or increase awareness of treatments. Further, we might not attain a level of sales or profitability sufficient to sustain our operations.

DOCOSANOL CREAM, IF ULTIMATELY MARKETED, WILL FACE INTENSE COMPETITION FROM A NUMBER OF EXISTING AND WELL ESTABLISHED PRODUCTS.

     If we launch successfully our first proposed product, docosanol cream, then it will compete with several prescription products for oral-facial herpes currently on the market in the U.S., as well as other products or potential products that are or may be under development or undergoing the FDA regulatory approval process. We will face intense competition from the following products:

     - Zovirax(R) (acyclovir) and Valtrex(R) (valacyclovir) products marketed by Glaxo-Wellcome Corp;

     - Famvir(R) (famciclovir) and Denavir(R) (penciclovir) products marketed by SmithKline Beecham; and

     - over-the-counter preparations, including well known products like Blistex(R) and Carmex(R).

     Most of our competitors have greater financial resources, research and development facilities and manufacturing and marketing experience than we do. Our proposed products may not achieve commercial success in this intense competitive environment.

DUE TO THE SMALL SIZE OF OUR COMPANY, WE WILL DEPEND ON THIRD-PARTY ARRANGEMENTS TO MANUFACTURE AND MARKET DOCOSANOL CREAM AND OUR OTHER PRODUCTS.

     We do not have and do not expect to have in the foreseeable future the resources to manufacture or market directly on a large commercial scale docosanol cream or any other proposed products that we may develop. To commercialize docosanol cream, we have entered into collaborative arrangements with manufacturing and distribution companies. Such collaborative arrangements likely will cause higher costs or the sharing of profits with third parties.

     Additionally, we have entered into several licensing agreements to cover the clinical development, manufacturing and marketing of docosanol cream in foreign markets. We might not finalize any licensing or distributorship arrangements for territories not covered by existing agreements on favorable terms, if at all. We ultimately may establish our own manufacturing and/or marketing capabilities, at least for certain proposed products, which likely would require substantial additional funds and personnel.

AS A SMALL EMERGING BIO-PHARMACEUTICAL COMPANY, WE HAVE LIMITED RESOURCES TO EFFECTIVELY MITIGATE POTENTIAL RISKS RELATING TO THE FOREIGN SALES OF DOCOSANOL CREAM AND OTHER POTENTIAL PRODUCTS.

     We are subject to various foreign trade risks relating to the continued development of docosanol cream by foreign licensees. We also may arrange for contracts in the future for the manufacture, marketing and distribution of docosanol cream overseas by foreign licensees, which will be substantially out of our control. Certain risks that could impact significantly our ability to deliver products will include:

     - changes in the regulatory and competitive environments in foreign countries;

     - changes in a specific country's or region's political or economic conditions;

     - shipping delays;

     - difficulties in managing operations across disparate geographic areas;

     - fluctuations in foreign currency exchange rates;

     - difficulties associated with enforcing agreements through foreign legal systems; and

     - trade protection measures such as customs duties and export quotas.

AS A BIO-PHARMACEUTICAL COMPANY, WE NEED TO COMPLY WITH GOVERNMENT REGULATIONS TO DEVELOP, PRODUCE, TEST, MANUFACTURE AND MARKET DOCOSANOL CREAM AND OUR OTHER PRODUCTS.

     Governmental authorities in the U.S. (including the FDA) and other countries regulate significantly the development, production, testing, manufacturing and marketing of pharmaceutical products. The clinical testing and regulatory approval process can take a number of years and require the expenditure of substantial resources. While development of docosanol as a prescription product has been completed and is awaiting FDA approval, we may not obtain regulatory approval for it or any of our other proposed products. We expect to use a significant portion of our financial resources for research and development and the clinical trials necessary to obtain such approvals for our proposed products. We will continue to incur costs of development without any assurance that we will obtain regulatory approvals. Failure to obtain (or delays in obtaining) such approvals will affect adversely our business operations, including our ability to commence marketing of any proposed products. In addition, we cannot predict the extent to which adverse governmental regulation might arise from future U.S. or foreign legislative or administrative action. Moreover, we cannot predict with accuracy the effect of unspecified, but possible, future changes in the regulatory approval process and in the domestic health care system for which we develop our products. Future changes could affect the time frame required for regulatory review and the sale prices of our proposed products, if approved for sale.

OUR RESEARCH AND DEVELOPMENT PROGRAMS FOR PROPOSED NEW PRODUCTS ARE IN THE EARLY STAGE OF DEVELOPMENT, ARE UNPROVEN, AND MAY NEVER BE FULLY DEVELOPED.

     The development process for medical products is lengthy and capital intensive. Our drug development programs are subject to all of the risks inherent in product development based on innovative technologies, including unanticipated development problems and the possible lack of funding that could result in the abandonment or substantial change in the development of a specific product. For example, we face substantial risks of failing to complete the development of our early-stage research and development programs in allergy and asthma and other areas. The effectiveness of our pre-clinical allergy and asthma research performed in vitro or in animal models may not be relevant to the development of, or indicate the efficacy of, a proposed product for human use. Unsuccessful clinical trial results for our proposed products could affect materially and adversely our business operations and financial condition.

WE MAY NOT ACQUIRE IN-LICENSED TECHNOLOGIES THAT WE BELIEVE ARE NECESSARY TO FILL OUR PRODUCT DEVELOPMENT PIPELINE.

     Our business strategy is to in-license products at various stages in the drug development pipeline. We plan to seek additional products through in-licensing and co-promotion arrangements. To achieve this objective, we must acquire and/or in-license new products and technologies to further develop, market and/or sublicense them from others. We will face intense competition for these in-licensed products and technologies and we might not locate suitable products and technologies to fit our strengths or obtain them on acceptable terms. For example, we have signed a letter of intent with IriSys Research and Development, LLC to license world-wide rights to a product intended for use in a condition associated with neurodegenerative diseases and pain. We cannot assure you that we will enter into a final agreement with IriSys Research and Development, LLC to in-license this product on favorable terms, if at all.

AS A SMALL, EMERGING, BIO-PHARMACEUTICAL COMPANY, WE DEPEND ON KEY MANAGEMENT AND SCIENTIFIC PERSONNEL.

     Our success depends on the performance of a small core staff of key management and scientific employees. Given our early stage of development, we depend substantially on our ability to hire, train, retain and motivate high quality personnel, especially our scientists and management team. If we were to lose one or more of our key scientists, we would lose a certain amount of history and knowledge that they have which could substantially delay one or more of our development programs until adequate replacement personnel could be hired and trained. Our future success also depends on our continuing ability to identify, hire, train and retain highly qualified technical, sales, marketing and customer service personnel. We do not have employment agreements for fixed terms with any of our employees, except with Dr. Gerald J. Yakatan, our president and chief executive officer, nor do we have "key person" life insurance policies. The industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel, which creates intense competition for qualified personnel, particularly in product research, development, sales and marketing.

OUR PATENTS MAY BE CHALLENGED AND OUR PENDING PATENTS MAY BE DENIED, WHICH WOULD SERIOUSLY JEOPARDIZE OUR ABILITY TO COMPETE IN THE INTENDED MARKETS FOR OUR PROPOSED PRODUCTS.

     We own or have rights to eleven U.S. and eight foreign patents on our products or technologies. We also have pending U.S. and foreign patent applications. These patents and patent applications cover medical uses of docosanol and related compounds, hu-PBL-SCID technologies and IgE regulating compounds. Because of the competitive nature of the bio-pharmaceutical industry, we cannot assure you that:

     - the claims in the pending patent applications will be issued as patents;

     - present and future competitors will not develop similar or superior technologies independently, duplicate our technologies or design around the patented aspects of our technologies;

     - our proposed technologies will not infringe other patents or rights owned by others, including licenses which may not be available to us;

     - any issued patents will provide us with significant competitive advantages; or

     - challenges will not be instituted against the validity or enforceability of any patent that we own or, if instituted, that such challenges will not be successful.

     Even if we overcome any patent infringement challenges, we likely could incur substantial costs of litigation to uphold the validity and prevent infringement of our patents.

     Additionally, the process for the approval of patent applications in foreign countries may differ significantly from the process in the U.S., which may delay our plans to market and sell docosanol cream in the international market place. Approval in one country does not necessarily indicate that approval can be obtained in other countries. The patent authorities in each country administer that country's laws and regulations relating to patents independently of the laws and regulations of any other country and we must seek and obtain the patents separately. Our ability to obtain or maintain patent protections for docosanol cream in foreign markets would hamper severely our ability to generate international sales from our first proposed product.

     We also rely substantially on confidentiality agreements to protect our innovations. We cannot assure you that secrecy obligations will be honored, or that others will not develop independently similar or superior technology. Additionally, if our consultants, key employees or other third parties apply technological information independently developed by them or by others to our projects, then disputes may arise as to the proprietary rights to such information in which we do not receive a favorable resolution.

DEVELOPING NEW PHARMACEUTICAL PRODUCTS FOR HUMAN USE INVOLVES PRODUCT LIABILITY RISKS, FOR WHICH WE CURRENTLY HAVE LIMITED INSURANCE COVERAGE.

     The testing, marketing and sale of pharmaceutical products involve the risk of product liability claims by consumers and other third parties. We have maintained product liability insurance coverage for our clinical trials in the amount of $2 million per incident and in the aggregate. However, product liability claims can be high in the pharmaceutical industry and our insurance may not sufficiently cover all possible liabilities or the size of the claim. If a suit against our business or proposed products is successful, then the lack or insufficiency of insurance coverage could affect materially and adversely our business and financial condition. Furthermore, certain distributors of pharmaceutical products require minimum product liability insurance coverage prior to their purchase or acceptance of products for distribution. Failure to satisfy such insurance requirements could impede our ability to achieve broad distribution of our proposed products.

IF THE SERIES D PREFERRED STOCK IS CONVERTED OR WE ISSUE ADDITIONAL SHARES OF EQUITY SECURITIES, THEN THE VALUE OF EXISTING SHARES OF CLASS A COMMON STOCK CURRENTLY OUTSTANDING MAY BE DILUTED.

     If we raise additional capital by issuing equity securities at a price or a value per share less than the then current price per share of Class A Common Stock, then the value of the shares of Class A Common Stock then outstanding will be diluted or reduced. At present we have the following two arrangements to issue additional equity securities that could result in dilution to the present holders of Class A Common Stock:

     - Our Series D Preferred Stock is convertible into shares of Class A Common Stock upon conversion by the selling shareholders. On March 31, 1999, we sold 200 shares of Series D Preferred Stock in exchange for a $2 million investment. Between June 16, 1999 and July 7, 1999, 144.10 shares of Series D Convertible Preferred Stock were converted into Class A Common Stock, leaving a balance of 55.9 shares of Series D Convertible Preferred Stock that were issued and outstanding as of July 7, 1999. The applicable conversion price for these shares as of July 7, 1999 would require us to issue 849,050 shares of Class A Common Stock at a price per share that is approximately $0.18 per share less than the last sale price of the Class A Common Stock on that date. We may issue an additional 300 shares of Series D Preferred Stock for an additional $3 million in financing upon meeting certain conditions, thereby creating a similar dilutive situation. In expectation of the additional financing and assuming price fluctuations, either of which could reduce the conversion price, we have registered for resale up to 8,137,388 shares of Class A Common Stock. To date, from the conversion of 144.10 shares of Series D Convertible Preferred Stock, we have issued 2,213,847 shares of Class A Common Stock. The number of shares issuable upon conversion could be more or less than the shares currently registered, depending on market conditions.

     - We potentially may issue shares of our Class A Common Stock under a two-year, $13 million equity line agreement. We anticipate registering up to 8,137,388 shares of Class A Common Stock for resale in connection with this arrangement. Depending on the price per share of our Class A Common Stock during the next two years, we may need to register additional shares for resale to access the full amount of financing available.

THERE WILL BE A DILUTIVE EFFECT ON THE SHARES OF OUR CLASS A COMMON STOCK FROM THE CONVERSION OR EXERCISE OF CERTAIN OTHER OUTSTANDING SECURITIES.

     As of the date of this prospectus, the following securities exercisable or convertible into shares of Class A Common Stock were outstanding:

     - stock options to purchase an aggregate of 7,142,074 shares of Class A Common Stock (at exercise prices ranging from $0.72 to $6.4375 per share) and 28,000 shares of Class B Common Stock (at an exercise price of $0.50 per share);

     - Class D Warrants exercisable into 1,387,689 shares of Class A Common Stock (at an exercise price of $1.50 per share);

     - Class G Stock Purchase Warrants exercisable into 2,030,455 shares of Class A Common Stock (at an exercise price of $2.97 per share);

     - Class H Stock Purchase Warrants exercisable into 100,000 shares of Class A Common Stock (at an exercise price of $2.40 per share);

     - Class I Stock Purchase Warrant exercisable into 500,000 shares of Class A Common Stock (at an exercise price of $0.78125 per share);

     - Class K Stock Purchase Warrant exercisable into 375,000 shares of Class A Common Stock (at an exercise price of $1.125 per share);

     - Class L Stock Purchase Warrant exercisable into 55,000 shares of Class A Common Stock (at an exercise price of $1.1875 per share); and

     - 440,000 shares of Class B Common Stock (each convertible into one share of Class A Common Stock).

     To the extent that our other outstanding securities are exercised or converted, our shareholders will experience dilution of their ownership percentages. Sales in the public market of shares of Class A Common Stock that underlie stock options and warrants may affect adversely the prevailing market prices for shares of Class A Common Stock. Accordingly, negative price movements in the shares of Class A Common Stock likely would have adverse effects on our ability to obtain additional equity capital on favorable terms, if at all.

OUR COMPUTER SYSTEMS AND SYSTEMS OF THIRD-PARTIES IMPORTANT TO OUR BUSINESS COULD FAIL WHEN THE YEAR CHANGES TO 2000.

     Many computer systems may not recognize properly date-sensitive information when the year changes to 2000. Computers which refer to years in terms of their final two digits only may interpret the year 2000 to mean the year 1900. If our internal business systems or software licensed from third parties do not properly recognize such information, our systems could fail. We have established a year 2000 program to evaluate our internal business systems and the systems of third parties essential to our operations. We have completed the review, implementation and remediation phases of our internal business systems for both hardware and software issues, and believe that the critical software used in our business is year 2000 compliant. We are working with our external suppliers and third parties important to our business to obtain assurances that their systems are year 2000 compliant. We are in the preliminary stage of this assessment and estimate completion on or about July 31, 1999.

     As we move forward with a potential product launch of docosanol cream, we will face circumstances that may involve significant year 2000 issues that we cannot anticipate at this time. These risks include potential year 2000 problems with manufacturing, warehousing, distribution and marketing of the product. Although we have established contracts for the manufacture, and the warehousing and distribution of docosanol cream, we cannot determine at this time the extent to which we will be vulnerable to year 2000 problems that these parties may encounter.

     Our evaluation and assessment of our year 2000 issues is on-going and we expect that new or different information may become available as our assessments and evaluations continue.

                           FORWARD LOOKING STATEMENTS

     This prospectus contains forward-looking statements concerning future events or performance of our company. You should not rely excessively on these forward-looking statements, because they are only predictions based on our current expectations and assumptions. Forward-looking statements often contain words like "estimate," "anticipate," "believe" or "expect." Many known and unknown risks and uncertainties could cause our actual results to differ materially from those indicated in these forward-looking statements. You should review carefully the risks and uncertainties identified in this prospectus, including those explained above and in our other SEC filings such as our Form 10-K/A for the fiscal year ended September 30, 1998. We have no obligation to update or announce revisions to any forward-looking statements to reflect actual events or developments.

                           DESCRIPTION OF SECURITIES

     We are registering for resale shares of our Class A Common Stock to be issued upon exercise of the following three stock purchase warrants that we issued to consultants in exchange for their services:

CLASS I STOCK PURCHASE WARRANT

     On March 4, 1999, we engaged the services of JMBL LLC to provide advice and counsel in preparing various materials for submission to regulatory approval agencies and in monitoring the progress of these submissions. The contract for consulting services has a term of 18 months. In connection with these consulting services, we issued to JMBL LLC the Class I Stock Purchase Warrant, which gives JMBL LLC the right to purchase 500,000 shares of Class A Common Stock at an exercise price of $0.78125 per share. The warrant vested fully upon issuance. The exercise of any unexercised portion of the warrant is subject, however, to JMBL LLC continuing to render consulting services during the entire 18-month term. The Class I Stock Purchase Warrant expires on March 3, 2004.

CLASS K STOCK PURCHASE WARRANT

     On April 1, 1999, we engaged the services of Redington, Inc. to provide investor relations services for a period of one year. In connection with the investor relations services, we issued Redington, Inc. the Class K Stock Purchase Warrant, which gives Redington, Inc. the right to purchase 375,000 shares of Class A Common Stock at an exercise price of $1.125 per share. The vesting schedule for the warrant requires that Redington, Inc. achieve certain performance milestones during the one-year consulting period, with the exception of 62,500 shares of Class A Common Stock that vested on April 1, 1999. The Class K Stock Purchase Warrant expires on March 31, 2004.

CLASS L STOCK PURCHASE WARRANT

     On June 8, 1999, we engaged the services of Cline, Davis, & Mann, Inc. to provide advertising agency services for the proposed launch of docosanol cream for a period of one year. In connection with these services, we issued Cline, Davis, & Mann, Inc. the Class L Stock Purchase Warrant, which gives to Cline, Davis & Mann, Inc. the right to purchase 55,000 shares of Class A Common Stock at an exercise price of $1.1875 per share. The Class L Stock Purchase Warrant vests and becomes exercisable either the later of December 8, 1999 or the first commercial sale of our docosanol cream product. The Class L Stock Purchase Warrant expires on June 7, 2002.

REGISTRATION OF UNDERLYING SHARES OF CLASS A COMMON STOCK

     Under each of the Class I, K and L Stock Purchase Warrants, we agreed to register the underlying shares of Class A Common Stock for resale by the selling shareholders from time to time in the market or in privately-negotiated transactions. We will prepare and file such amendments and supplements to this registration statement as may be necessary in accordance with the rules and regulations of the Securities Act of 1933, to keep it effective until the earlier of the date on which the selling shareholders have sold all of the shares covered by this registration statement or the expiration of the warrant terms for each of the Class I, K and L Stock Purchase Warrants. We have agreed to bear certain expenses (other than broker discounts and commissions) in connection with this registration statement.

                                USE OF PROCEEDS

     We will receive cash consideration if any of the selling shareholders exercises their warrant. We intend to use any cash proceeds that we receive from exercise of the warrants for working capital purposes. Otherwise, we will not receive any proceeds from the resale of any of the shares registered under this prospectus. We will pay all of the costs of the registration of the shares of Class A Common Stock registered under this prospectus. See "Selling Shareholders" for additional information.

                              SELLING SHAREHOLDERS

     The table below lists the selling shareholders and other information regarding the beneficial ownership of shares of Class A Common Stock. Except as otherwise disclosed in this prospectus, the selling shareholders neither have nor within the past three years had any position, office or other material relationship with our company or any of its predecessors or affiliates. Because the selling shareholders may offer all or a portion of the shares of Class A Common Stock registered by this prospectus, we cannot estimate the number of shares that will be held by the selling shareholders after any sales.

     Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. The Shares of our Class A Common Stock to be issued upon the exercise of the Class I, K and L Stock Purchase Warrants, to the extent exercisable within 60 days of July 7, 1999, are treated as outstanding for computing each selling shareholder's percentage ownership of shares of our Class A Common Stock.

                             NUMBER OF SHARES OF                       NUMBER OF SHARES OF
                               CLASS A COMMON      MAXIMUM NUMBER OF     CLASS A COMMON
                             STOCK BENEFICIALLY    SHARES OF CLASS A   STOCK BENEFICIALLY
                                    OWNED            COMMON STOCK             OWNED
NAME OF SELLING SHAREHOLDER   PRIOR TO OFFERING      BEING OFFERED      AFTER OFFERING(1)
---------------------------  -------------------   -----------------   -------------------
JMBL LLC(2)...............         500,000              500,000                 0
Redington, Inc.(3)........          62,500              375,000(4)              0
Cline Davis & Mann,
  Inc.(5).................               0(6)            55,000                 0
                                   -------              -------        -------------------
Total.....................         562,500              930,000                 0
                                   =======              =======        ===================

-------------------------
(1) This column assumes the sale of all of the shares offered by each of the selling shareholders.

(2) JMBL LLC is a limited liability company in the State of Delaware. Mr. Jeffrey M. Busch, President of JMBL LLC and Sonya M. Levine are considered to be the beneficial owners of any shares deemed to be beneficially owned by JMBL LLC.

(3) Redington, Inc. is a Connecticut corporation. Mr. Thomas Redington is President and is considered beneficial owner of any shares deemed to be beneficially owned by Redington, Inc.

(4) The remaining 312,500 shares of Class A Common Stock underlying the Class K Stock Purchase Warrant will vest in five increments of 62,500 shares should the closing sales price of the Class A Common Stock attain certain levels for periods of ten consecutive trading days before April 1, 2000.

(5) Cline Davis & Mann, Inc. is a New York corporation. The corporation of Cline Davis & Mann, Inc. is the considered beneficial owner of any shares deemed to be beneficially owned by Cline Davis & Mann, Inc.

(6) The Class L Stock Purchase Warrant issued to Cline Davis & Mann, Inc. vests on the later of December 8, 1999 or the first commercial sale of our docosanol cream product.

                              PLAN OF DISTRIBUTION

     The selling shareholders have advised us that they may offer the shares of Class A Common Stock registered under this prospectus to purchasers from time to time:

     - in transactions in the Nasdaq National Market System, in negotiated transactions, or by a combination of these methods;

     - at fixed prices that may be changed; at market prices prevailing at the time of the resale;

     - at prices related to such market prices; or

     - at negotiated prices.

     At the date of this prospectus, the selling shareholders have not entered into any underwriting arrangements. The selling shareholders may sell the shares registered under this prospectus to or through:

     - ordinary brokers' transactions;

     - transactions involving cross or block trades or otherwise on the Nasdaq National Market;

     - purchases by brokers, dealers or underwriters who may receive compensation in the form of discounts or commissions from the selling shareholders or the purchasers of these shares, for whom the broker-dealers may act as agent or principal, or both;

     - "at the market" to or through market makers or into an existing market for our Class A Common Stock;

     - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected by agents;

     - through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

     - in privately negotiated transactions;

     - to cover short sales; or

     - any combination of the foregoing.

     From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares of Class A Common Stock registered under this prospectus owned by them, and the pledgees, secured parties or persons to whom such shares have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling shareholders under this prospectus. The number of shares of Class A Common Stock registered under this prospectus and beneficially owned by those selling shareholders who so transfer, pledge, donate or assign those shares will decrease as and when they take such actions. The plan of distribution for shares sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling shareholders under this prospectus. In addition, a selling shareholder may, from time to time, sell short shares of Class A Common Stock. In such instances, this prospectus may be delivered in connection with such short sales and the shares of Class A Common Stock offered hereby may be used to cover such short sales.

     A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Class A Common Stock in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the Class A Common Stock by the broker-dealers. A selling shareholder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares of Class A Common Stock registered under this prospectus to the broker-dealers, who then may resell or otherwise transfer these shares. A selling shareholder also may loan or pledge the shares of Class A Common Stock registered under this prospectus to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares.

     Broker, dealers, underwriters or agents participating in the distribution of the shares of Class A Common Stock registered under this prospectus as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders and/or purchasers of the Class A Common Stock for whom the broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The selling shareholders and any broker-dealers who act in connection with the sale of the shares of Class A Common Stock under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions they receive and proceeds of any sale of the shares of Class A Common Stock may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Neither we nor any of the selling shareholders can presently estimate the amount of this compensation. We know of no existing arrangements between any of the selling shareholders, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of Class A Common Stock registered under this prospectus.

     We will pay substantially all of the expenses relating to the registration, offer and sale of the shares of Class A Common Stock registered under this prospectus to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also have agreed to indemnify the selling shareholders and certain related persons against any losses, claims, damages or liabilities under the Securities Act of 1933 or otherwise that arise out of, or are based upon, any untrue or alleged untrue statement of a material fact or the omission or alleged omission instating a material fact under this registration statement or prospectus.

     To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                 LEGAL MATTERS

     The validity of the securities offered hereby have been passed upon for our company by Baker & McKenzie, San Diego, California.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K/A for the year ended September 30, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the status of the Company as a development stage enterprise, the Company's ability to continue as a going concern, and the Company as a defendant in certain lawsuits), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                     WHERE YOU CAN OBTAIN MORE INFORMATION

AVAILABLE INFORMATION

     We are required to follow the reporting requirements of the Securities Exchange Act of 1934. To comply with these requirements, we file a number of reports, including annual and quarterly reports, proxy statements, information statements and other information with the SEC. You may inspect and copy any of this information that we have filed with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, IL 60661-2511. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. You also may obtain copies of such material at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You also may inspect such reports, proxy statements, information statements and other information concerning us at the offices of The Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. You also may access the materials that we file electronically with the SEC at the SEC's website (http://www.sec.gov), which contains the reports, proxy statements, information statements and other information that we file electronically with the SEC.

     We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933, with respect to the shares covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, because certain parts are omitted in accordance with the rules and regulations of the SEC. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and, with respect to each such contract, agreement or other document filed as an exhibit to the registration statement, we refer you to such exhibit for a more complete description of the matter involved. Each such statement is deemed qualified in its entirety by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     We incorporate by reference in this prospectus and encourage you to read the following documents that we have filed with the SEC pursuant to the requirements of the Securities Exchange Act of 1934:

     1. Our Amended Annual Report on Form 10-K/A for the fiscal year ended September 30, 1998 filed with the SEC on February 2, 1999;

     2. Our Definitive Proxy Statement filed with the SEC on January 4, 1999;

     3. Our Quarterly Report on Form 10-Q for the quarter ended December 31, 1998 filed with the SEC on February 16, 1999;

     4. Our Current Reports on Form 8-K filed with the SEC on January 25, 1999, March 11, 1999, April 1, 1999 and April 20, 1999;

     5. Our Definitive Proxy Statement filed with the SEC on April 13, 1999;

     6. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 filed with the SEC on May 17, 1999; and

     7. The description of our Class A Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on July 31, 1990, including any amendments or reports filed for the purpose of updating the description.

     We also incorporate by reference as part of this prospectus and encourage you to read all reports and other documents that we have filed (or will file) with the SEC under the Securities Exchange Act of 1934, that are after the date of this prospectus and before the termination of the offering of the shares registered under this prospectus. You should understand that, if any statement contained in a report or document that is incorporated by reference in this prospectus is modified or superseded, then the later filed report or document will modify or supersede the statements contained in this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of that person, a copy of any and all documents incorporated by reference in this prospectus (not including, however, the exhibits to those documents unless those exhibits are specifically incorporated by reference in such documents). Requests should be sent to the attention of the Secretary of our company, at 9393 Towne Centre Drive, Suite 200, San Diego, California 92121 or you may call and ask for the Secretary of our company at (619) 558-0364.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated cumulative expenses of this registration of shares Class A Common Stock for resale by the selling shareholders, all of which are to be paid by the registrant in connection with the issuance and distribution of the shares being registered, are estimated as follows:

                                                        AMOUNT
                                                        -------
Registration Fee -- SEC...............................  $ 194(1)
Accounting Fees and Expenses..........................   10,000
Legal Fees and Expenses...............................    7,500
Miscellaneous.........................................    2,000
                                                        -------
          Total.......................................  $19,694
                                                        =======

-------------------------
(1) Registration fee of $182 was paid upon the initial filing of this registration statement and $12 will be paid upon filing this Pre-Effective Amendment No. 1.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     We hereby incorporate by reference Sections 204(a)(10) and (11), 204.5 and 317 of the California General Corporation Law which covers the indemnification of directors, officers, employees and agents of a corporation. We refer you to
Article 6 of our Restated Articles of Incorporation, and Section 3.15 of our Amended and Restated Bylaws, which provide for indemnification by our company in the manner and to the full extent permitted by California law.

     Beginning August 10, 1992, we have maintained directors' and officers' liability insurance with policy limits of $7,500,000. The policy covers 100 percent of losses arising from, among other things, claims of breach of duty, neglect, error, alleged misstatement, misleading statement or omission by the directors and officers in their capacity as such. Payment for loss would be made to or on our behalf where we are required or permitted to indemnify directors or officers for covered losses pursuant to statutory or common law, our Restated Articles of Incorporation or Amended and Restated Bylaws or by agreement. The policy provides for retention of $5,000 per director or officer, subject to a maximum of $10,000 for each loss, except in the case of payment for loss to or on our behalf, in which case the retention is $100,000.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (A)                                  EXHIBITS
-----                                 --------
 3.1   --   Restated Articles of Incorporation of the registrant(4)
 3.2   --   Certificate of Amendment of the Articles of Incorporation of
            the registrant(11)
 3.3   --   Certificate of Determination with respect to Series D
            Convertible Preferred Stock of the registrant(12)
 3.4   --   Certificate of Determination with respect to Series C Junior
            Participating Preferred Stock(10)

 (A)                                  EXHIBITS
-----                                 --------
 3.5   --   Amended and Restated By-Laws of the registrant(8)
 4.1   --   Forms of Class A and Class B Common Stock Certificates(2)
 4.2   --   Class D Warrant Agreement (including form of Class D Warrant
            Certificate)(3)
 4.3   --   Convertible Note, dated February 26, 1997, issued to RGC
            International Investors, LDC(6)
 4.4   --   Form of Class G Stock Purchase Warrant(6)
 4.5   --   Rights Agreement, dated as of March 5, 1999, between AVANIR
            Pharmaceuticals and American Stock Transfer & Trust
            Company(10)
 4.6   --   Form of Rights Certificate with respect to the Rights
            Agreement dated as of March 5, 1999(10)
 4.7   --   Form of Series D Convertible Preferred Stock Certificate(11)
 4.8   --   Amended and Restated Class I Stock Purchase Warrant dated
            March 4, 1999(13)
 4.9   --   Form of Class J Stock Purchase Warrant(11)
 4.10  --   Class K Stock Purchase Warrant dated April 1, 1999(13)
 4.11  --   Class L Stock Purchase Warrant dated June 8, 1999
 5.1   --   Opinion of Baker & McKenzie(15)
10.1   --   1989 Stock Option Plan(2)
10.2   --   Licensing Agreement with Yamanouchi Europe b.v.(1)
10.3   --   1994 Stock Option Plan(5)
10.4   --   1998 Stock Option Plan(14)
10.5   --   Supplemental Agreement with Yamanouchi Europe b.v.(5)
10.6   --   Employment Agreement with Gerald J. Yakatan(7)
10.7   --   Form of Indemnification Agreement with certain Directors and executive officers of the registrant(7)
10.8   --   Form of Employment Retention Agreement dated February 1999 with certain executive officers and key employees of the
            registrant(14)
10.9   --   Registration Rights Agreement with Promethean Investment
            Group, L.L.C.(9)
10.10  --   Class A Common Stock Investment Agreement with Promethean
            Investment Group, L.L.C.(9)
10.11  --   Amendment to the Class A Common Stock Investment
            Agreement(12)
10.12  --   Securities Purchase Agreement for Series D Convertible
            Preferred Stock(11)
10.13  --   Registration Rights Agreement for Series D Convertible
            Preferred Stock(11)
23.1   --   Independent Auditors' Consent
23.2   --   Consent of Baker & McKenzie (included in Exhibit 5.1)(15)

-------------------------
 1. Incorporated by reference to the similarly described exhibits included with the registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1991, filed January 11, 1992.

 2. Incorporated by reference to the similarly described exhibit filed in connection with the registrant's Registration Statement on Form S-1, File No. 33-32742, declared effective by the SEC on May 8, 1990.

 3. Incorporated by reference to the similarly described exhibit filed in connection with the registrant's Registration Statement on Form S-1, File No. 33-49082, declared effective by the SEC on October 26, 1992.

 4. Incorporated by reference to the similarly described exhibit filed in connection with the registrant's Amendment No. 4 to the Registration Statement on Form S-1, File No. 33-32742, declared effective by the SEC on April 13, 1994.

 5. Incorporated by reference to the similarly described exhibit included with the registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, filed December 29, 1994.

 6. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed March 10, 1997.

 7. Incorporated by reference to the similarly described exhibit included with the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

 8. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed on October 30, 1998.

 9. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed on January 25, 1999.

10. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed on March 11, 1999.

11. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed on April 1, 1999.

12. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed on April 1, 1999.

13. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed on April 20, 1999.

14. Incorporated by reference to the similarly described exhibit included with the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 filed on May 17, 1999.

15. Included as an exhibit to the initial filing of this Registration Statement on Form S-3, filed with the SEC on May 6, 1999.

(b) All other schedules are omitted for the reason that the information is included in the financial statements or the related notes or that they are not required or are not applicable.

ITEM 17. UNDERTAKINGS

     We hereby undertake:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             ii. To reflect in this prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

             iii. To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities registered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of its Restated Articles of Incorporation and Amended and Restated By-Laws of the registrant, the California General Corporation Law or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, then the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of San Diego, California, on July 14, 1999.

                                          AVANIR PHARMACEUTICALS

                                          By:  /s/ GERALD J. YAKATAN, PH.D.
                                             -----------------------------------
                                              Gerald J. Yakatan, Ph.D.
                                              President and Chief Executive
                                              Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 14, 1999.

                   SIGNATURE                                         TITLE
                   ---------                                         -----

          /s/ GERALD J. YAKATAN, PH.D.              President, Chief Executive Officer and
------------------------------------------------        a Director (Principal Executive
            Gerald J. Yakatan, Ph.D.                               Officer)

             /s/ GREGORY P. HANSON                     Vice President, Finance and Chief
------------------------------------------------    Financial Officer (Principal Financial
               Gregory P. Hanson                            and Accounting Officer)

                       *                              Chairman of the Board of Directors
------------------------------------------------
               George P. Rutland

                       *                                           Director
------------------------------------------------
             Dennis J. Carlo, Ph.D.

                       *                                           Director
------------------------------------------------
               Michael W. George

                       *                                           Director
------------------------------------------------
            Edward L. Hennessy, Jr.

                       *                                           Director
------------------------------------------------
                James B. Glavin

                       *                                           Director
------------------------------------------------
                Kenneth E. Olson

                   SIGNATURE                                         TITLE
                   ---------                                         -----
                       *                                           Director
------------------------------------------------
               Stuart A. Samuels

                       *                                           Director
------------------------------------------------
                Joseph E. Smith

          * By: /s/ GREGORY P. HANSON
    ----------------------------------------
               Gregory P. Hanson,
                Attorney-in-Fact

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 3.1      Restated Articles of Incorporation of the registrant(4)
 3.2      Certificate of Amendment of the Articles of Incorporation of
          the registrant(11)
 3.3      Certificate of Determination with respect to Series D
          Convertible Preferred Stock of the registrant(12)
 3.4      Certificate of Determination with respect to Series C Junior
          Participating Preferred Stock(10)
 3.5      Amended and Restated By-Laws of the registrant(8)
 4.1      Forms of Class A and Class B Common Stock Certificates(2)
 4.2      Class D Warrant Agreement (including form of Class D Warrant
          Certificate)(3)
 4.3      Convertible Note, dated February 26, 1997, issued to RGC
          International Investors, LDC(6)
 4.4      Form of Class G Stock Purchase Warrant(6)
 4.5      Rights Agreement, dated as of March 5, 1999, between AVANIR
          Pharmaceuticals and American Stock Transfer & Trust
          Company(10)
 4.6      Form of Rights Certificate with respect to the Rights
          Agreement dated as of March 5, 1999(10)
 4.7      Form of Series D Convertible Preferred Stock Certificate(11)
 4.8      Amended and Restated Class I Stock Purchase Warrant dated
          March 4, 1999(13)
 4.9      Form of Class J Stock Purchase Warrant(11)
 4.10     Class K Stock Purchase Warrant dated April 1, 1999(13)
 4.11     Class L Stock Purchase Warrant dated June 8, 1999
 5.1      Opinion of Baker & McKenzie(15)
10.1      1989 Stock Option Plan(2)
10.2      Licensing Agreement with Yamanouchi Europe b.v.(1)
10.3      1994 Stock Option Plan(5)
10.4      1998 Stock Option Plan(14)
10.5      Supplemental Agreement with Yamanouchi Europe b.v.(5)
10.6      Employment Agreement with Gerald J. Yakatan(7)
10.7      Form of Indemnification Agreement with certain Directors and executive officers of the registrant(7)
10.8      Form of Employment Retention Agreement dated February 1999 with certain executive officers and key employees of the
          registrant(14)
10.9      Registration Rights Agreement with Promethean Investment
          Group, L.L.C.(9)
10.10     Class A Common Stock Investment Agreement with Promethean
          Investment Group, L.L.C.(9)
10.11     Amendment to the Class A Common Stock Investment
          Agreement(12)
10.12     Securities Purchase Agreement for Series D Convertible
          Preferred Stock(11)
10.13     Registration Rights Agreement for Series D Convertible
          Preferred Stock(11)
23.1      Independent Auditors' Consent
23.2      Consent of Baker & McKenzie (included in Exhibit 5.1)(15)

-------------------------
 1. Incorporated by reference to the similarly described exhibits included with the registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1991, filed January 11, 1992.

 2. Incorporated by reference to the similarly described exhibit filed in connection with the registrant's Registration Statement on Form S-1, File No. 33-32742, declared effective by the SEC on May 8, 1990.

 3. Incorporated by reference to the similarly described exhibit filed in connection with the registrant's Registration Statement on Form S-1, File No. 33-49082, declared effective by the SEC on October 26, 1992.

 4. Incorporated by reference to the similarly described exhibit filed in connection with the registrant's Amendment No. 4 to the Registration Statement on Form S-1, File No. 33-32742, declared effective by the SEC on April 13, 1994.

 5. Incorporated by reference to the similarly described exhibit included with the registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, filed December 29, 1994.

 6. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed March 10, 1997.

 7. Incorporated by reference to the similarly described exhibit included with the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

 8. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed on October 30, 1998.

 9. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed on January 25, 1999.

10. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed on March 11, 1999.

11. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed on April 1, 1999.

12. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed on April 1, 1999.

13. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed on April 20, 1999.

14. Incorporated by reference to the similarly described exhibit included with the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 filed on May 17, 1999.

15. Included as an exhibit to the initial filing of this Registration Statement on Form S-3, filed with the SEC on May 6, 1999.